Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
LENNAR CORPORATION

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Lennar Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), has duly adopted a resolution setting forth the following amendment (the “Amendment”) to the Corporation’s restated certificate of incorporation, as last amended on February 12, 2018 and as currently in effect (the “Certificate of Incorporation”), and declaring the Amendment to be advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at the annual meeting of stockholders duly called and held on April 10, 2024 in accordance with Section 222 and Section 242 of the DGCL.

In order to effect the Amendment, ARTICLE VI of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

ARTICLE VI.
OFFICERS

The Corporation shall have a President, a Vice-President, a Secretary and a Treasurer, and may have such other officers and agents as are prescribed by the By-Laws or determined by the Board of Directors. A person may hold more than one office except that the President may not also be the Secretary or an Assistant Secretary.

No officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action or in the right of the Corporation. In addition to the circumstances in which an officer of the Corporation is not personally liable as set forth in the preceding sentence, an officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of an officer.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its duly authorized officer on this 10th day of April, 2024.

By:	/s/ Mark Sustana
Name:	Mark Sustana
Title:	Vice President, General Counsel and Secretary